Exhibit (d)(15)

INVESTMENT SUB-SUB-ADVISORY AGREEMENT

for MML China Fund

This Investment Sub-Sub-Advisory Agreement (this “Sub-Sub-Advisory Agreement”), is by and between Baring International Investment Limited (“BIIL”) and Baring Asset Management (Asia) Limited (“BAMA”), for the MML China Fund (the “Fund”), a series of MML Series Investment Fund II (the “Trust”), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 15th day of December, 2011.

WHEREAS, the Trust has appointed Massachusetts Mutual Life Insurance Company (“MassMutual”) as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement;

WHEREAS, MassMutual and BIIL are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, MassMutual has appointed BIIL to serve as sub-adviser with respect to the Fund pursuant to an Investment Subadvisory Agreement (the “Primary Sub-Advisory Agreement”);

WHEREAS, pursuant to approval of the Trustees of the Trust, BIIL may, at its option, appoint a sub-sub-adviser to assume certain responsibilities and obligations of BIIL under the Primary Sub-Advisory Agreement;

WHEREAS, BAMA is an investment adviser registered with the Commission as such under the Advisers Act; and

WHEREAS, BAMA will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, BIIL and BAMA, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a) BIIL hereby employs BAMA and BAMA hereby undertakes to act as the investment sub-sub-adviser of the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. BAMA shall, in all matters relating to its duties and functions as set forth herein, give to the Fund and the Trust’s Board of Trustees, directly or through BIIL, the benefit of BAMA’s best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to ensure the Fund conforms to:

(i) the provisions of the Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law applicable to the operation of registered investment companies;

(iii) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to BAMA by BIIL (collectively referred to as the “Trust Documents”);

(iv) policies and determinations of the Board of Trustees of the Trust and MassMutual, which have been delivered to BAMA by BIIL;

(v) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act or as such policies may, from time to time, be amended by the Fund’s Board of Trustees or shareholders; and

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b) The appropriate officers and employees of BAMA shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust, MassMutual and BIIL with respect to the services provided by BAMA hereunder. BIIL acknowledges that BAMA is not the Fund’s pricing agent. BAMA will provide reasonable assistance to the Fund’s pricing agent in valuing securities held by the Fund for which market quotations are not readily available (i.e., internally priced securities).

(c) BIIL acknowledges that BAMA is not the compliance agent for the Fund or for MassMutual or BIIL, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that BAMA has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”), the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and MassMutual and the Fund’s Disclosure Documents (collectively, the “Charter Requirements”), BAMA shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records, and upon written instructions received from the Fund, BIIL, MassMutual or the Fund’s administrator, and shall not be held responsible under this Sub-Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Sub-Advisory Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, MassMutual, BIIL or the Fund’s administrator. BAMA shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified MassMutual, BIIL or Fund affiliates, BAMA shall be afforded five business days after receipt of such instruction to implement this trading restriction).

2.	Duties of the Sub-Sub-Adviser.

(a) BAMA shall, subject to the direction and control by the Trust’s Board of Trustees or BIIL, to the extent this direction is not inconsistent with the Disclosure Documents, (i) regularly provide investment advice and recommendations to the Fund, through BIIL, with respect to the Fund’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) determine what securities or other investments shall be purchased or sold by the Fund; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund; (iv) provide reports on the foregoing to the Board of Trustees at each Board meeting through BIIL; and (v) vote or exercise any proxies or other consent rights with respect to such securities or investments, including the voting of any proxies relating to the underlying securities in which the Fund invests.

(b) BAMA shall provide to BIIL such reports for the Fund, and in monthly, quarterly or annual time frames, as BIIL shall reasonably request or as required by applicable law or regulation, including, but not limited to, those listed in Appendix A.

(c) Provided that none of BIIL, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Sub-Advisory Agreement and subject to the provisions of Section 7 hereof, BAMA may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d) Provided that nothing herein shall be deemed to protect BAMA from acts or omissions in breach of this Sub-Sub-Advisory Agreement or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Sub-Advisory Agreement, BAMA shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Sub-Sub-Advisory Agreement relates.

(e) BAMA shall make all material disclosures to BIIL and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of BAMA or any change in its key personnel that could materially affect the services provided by BAMA hereunder, information regarding any material adverse change in the condition (financial or otherwise) of BAMA, information regarding the investment performance and general investment methods of BAMA, information that BIIL reasonably deems material to the Fund or necessary to enable BIIL to monitor the performance of BAMA and information that is required, in the reasonable judgment of BIIL, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(f) BAMA shall provide BIIL, upon reasonable prior written request by BIIL to BAMA, with access to inspect at BAMA’s office the books and records of BAMA relating to the Fund and BAMA’s performance hereunder and such other books and records of BAMA as are necessary to confirm that BAMA has complied with its obligations and duties under this Sub-Sub-Advisory Agreement. BAMA agrees that all records which it maintains for the Fund are property of the Fund and BAMA will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request.

(g) BAMA makes no representations or warranty, express or implied (except as subject to Section 3(b) herein), that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard, including any other clients of BAMA or index.

3.	Other Activities.

(a) Nothing in this Sub-Sub-Advisory Agreement shall prevent BIIL or BAMA or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict BIIL or BAMA or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules. Nothing in this Sub-Sub-Advisory Agreement shall be deemed to confer upon BAMA any obligation to acquire on behalf of the Fund a position in any security which BAMA, its principals, affiliates, agents or employees may acquire for its or their own account or the account of any other client.

(b) BAMA agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Fund. BAMA, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide BIIL with an explanation of the differences, if any, in performance between the Fund and any other account with investment objectives and policies similar to the Fund for which BAMA acts as investment adviser.

4.	Obligations of BIIL.

(a) BIIL will provide, or has provided, to BAMA, such information or documents as BAMA shall reasonably request or as required by applicable law or regulation. Throughout the term of this Sub-Sub-Advisory Agreement, BIIL shall continue to provide such information and documents to BAMA, including any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective. BIIL shall timely furnish BAMA with such additional information as may be reasonably necessary for or requested by BAMA to perform its responsibilities pursuant to this Sub-Sub-Advisory Agreement.

(b) BIIL shall provide such assistance to BAMA in setting up and maintaining brokerage accounts and other accounts as BAMA shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Sub-Advisory Agreement.

5. Custodian and Fund Accountant. The Fund assets shall be maintained in the custody of State Street Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, or such other custodian identified to BAMA. Any assets added to the Fund shall be delivered directly to such custodian. BAMA shall have no liability for the acts or omissions of any custodian of the Fund’s assets. BAMA shall have no responsibility for the segregation requirement of the Act or other applicable law. In addition, at the date of this Sub-Sub-Advisory Agreement, MassMutual has contracted with State Street Bank and Trust Company to provide fund accounting services on behalf of the Fund. BAMA shall have no liability for the acts or omissions of State Street Bank and Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Fund.

6.	Compensation of BAMA.

(a) Fees. In consideration of the services rendered pursuant to this Agreement, BIIL will pay BAMA for its sub-subadvisory services on behalf of the Fund an amount to be determined by BIIL and BAMA from time to time, such amount not to exceed the amount paid by MassMutual to BIIL under the Primary Sub-Advisory Agreement.

(b) Expenses. BIIL, the Trust and the Fund shall assume and pay their respective organizational, operational and business expenses. BAMA shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of BIIL, the Trust or the Fund, including, without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; and (c) custodian fees and expenses. Any liability arising out of a violation by BIIL of Section 36(b) of the Act shall be the sole responsibility of BIIL, provided that nothing herein shall relieve BAMA from its own liability under Section 36(b) of the Act with respect to its duties under this Sub-Sub-Advisory Agreement.

7.	Portfolio Transactions and Brokerage.

(a) BAMA is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal and enter into contracts with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution (prompt and reliable execution at the most favorable security price obtainable) of the Fund’s portfolio transactions.

(b) BAMA may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) BAMA shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by BAMA on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund; and such other considerations as the Board of Trustees of the Trust or BIIL determine and provide to BAMA from time to time. Subject to these requirements and the provisions of the Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, BAMA may select brokers or dealers with which it or the Trust is affiliated.

(d) [Reserved]

(e) Transactions effected on behalf of the Fund may be executed in an aggregate or “block” with trades effected on behalf of other accounts managed by BAMA. In such event, allocation of securities so purchased, or sold, as well as the expenses incurred in any such transactions will be made by BAMA in the manner it considers equitable and consistent with its obligations to all BAMA’s clients. Each individual “block” trade may operate to the advantage or disadvantage of the Fund.

8.	Representations and Warranties of BAMA.

BAMA hereby represents and warrants to the Fund and BIIL that:

(a) BAMA has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Sub-Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Sub-Advisory Agreement.

(b) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which BAMA is a party, or to which any of the assets of BAMA is subject, which reasonably might be expected to (i) result in any material adverse change in BAMA’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of BAMA’s assets, (iii) materially impair BAMA’s ability to discharge its obligations under this Sub-Sub-Advisory Agreement, or (iv) result in a matter which would require an amendment to BAMA’s Form ADV; and BAMA has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(c) All references in the Disclosure Documents concerning BAMA and its affiliates and the directors, officers and employees of any of the foregoing provided to BIIL by BAMA or approved by BAMA for use in the Disclosure Documents, as well as all performance information provided to BIIL by BAMA or approved by BAMA for use by BIIL, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(d) Subject to adequate assurances of confidentiality, BAMA has supplied to, or made available for review by, BIIL (and if requested by BIIL to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by BAMA’s performance results and which are in BAMA’s possession or to which it has access.

The foregoing representations and warranties shall be continuing during the term of this Sub-Sub-Advisory Agreement.

9.	Representations and Warranties of BIIL.

(a)	BIIL represents and warrants to BAMA the following:

(i)	BIIL has all requisite corporate power and authority under the laws of its jurisdiction and federal securities laws and under the Primary Sub-Advisory Agreement with MassMutual to execute, deliver and perform this Sub-Sub-Advisory Agreement.

(ii)	BIIL is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)	BIIL has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iv)	BIIL has received a copy of BAMA’s Form ADV.

(v)	There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which BIIL is a party, or to which any of the assets of BIIL is subject, which might reasonably be expected to (i) result in any material adverse change in BIIL s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect any of BIIL’s assets, or (iii) materially impair BIIL’s ability to discharge its obligations under this Sub-Sub-Advisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Sub-Sub-Advisory Agreement.

10.	Covenants of BAMA.

(a) If at any time during the term of this Sub-Sub-Advisory Agreement, BAMA discovers any fact or omission, or any event or change of circumstances occurs, which would make BAMA’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, BAMA will provide prompt written notification to the Fund and BIIL of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) BAMA agrees that, during the term of this Sub-Sub-Advisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and BIIL with updated information relating to BAMA’s performance results as reasonably required from time to time by the Fund and BIIL. BAMA shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

11.	Confidentiality.

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, BIIL acknowledges that the securities holdings of the Fund constitute information of value to BAMA, and agrees: (1) not to use for any purpose, other than for BIIL or the Fund, or their agents, to supervise or monitor BAMA, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties hereto in writing. Further, BIIL agrees that information supplied by BAMA, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to BAMA, and BIIL agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, BAMA agrees that any and all information that it obtains pursuant to this Sub-Sub-Advisory Agreement regarding BIIL or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to BIIL and will be used exclusively to fulfill BAMA’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of BAMA or agent of the Fund, except (i) as necessary for BAMA to fulfill its obligations pursuant to this Sub-Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing, BIIL agrees that BAMA may identify it or the Fund as a client in promotional materials.

12.	Review of Fund Documents.

During the term of this Sub-Sub-Advisory Agreement, BIIL shall furnish to BAMA at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to BAMA or its clients in any way, prior to the use thereof, and BIIL shall not use any such materials if BAMA reasonably objects in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund’s prospectus and other parts of its registration statement) after receipt thereof. BIIL shall ensure that materials prepared by employees or agents of BIIL or its affiliates that refer to BAMA or its clients in any way are consistent with those materials previously approved by BAMA as referenced in the preceding sentence.

13.	Use of Names

The parties agree that the names of both BAMA, BIIL and the Fund, the names of any affiliates of BAMA, BIIL or the Fund and any derivative or logo or trademark or service mark or trade name are the valuable property of BAMA, BIIL, the Fund and each company’s affiliates, as applicable. BIIL, and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of BAMA, which approval shall not be unreasonably withheld or delayed so long as this Sub-Sub-Advisory Agreement is in effect. Similarly, BAMA shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of BIIL or the Fund, which approval shall not be unreasonably withheld or delayed so long as this Sub-Sub-Advisory Agreement is in effect. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, do not require such prior approval.

Upon termination of this Sub-Sub-Advisory Agreement, BAMA, BIIL and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. BAMA, BIIL and the Fund agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to BAMA, BIIL or their affiliates, as applicable, or any such name(s), derivatives, logos, trademarks, service marks or trade names so that BAMA, BIIL, the Fund or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations. If BAMA, BIIL or the Fund makes any unauthorized use of another party’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to injunctive relief.

14.	Duration.

Unless terminated earlier pursuant to Section 15 hereof, this Sub-Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 15 hereof, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Sub-Advisory Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

15.	Termination.

(a) This Sub-Sub-Advisory Agreement shall terminate automatically upon its unauthorized assignment (within the meaning of the Act), the termination of the Primary Sub-Advisory Agreement or the dissolution of the Fund.

(b) The Sub-Sub-Advisory Agreement may be terminated by BIIL or the Board of Trustees of the Trust: (i) by written notice to BAMA with immediate effect, if BAMA’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to BAMA with immediate effect, if BAMA is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to BAMA with immediate effect, if BIIL or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by BIIL or the Board of Trustees of the Trust that BAMA has breached an obligation or duty under this Sub-Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty days prior written notice to BAMA. This Sub-Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c) The Sub-Sub-Advisory Agreement may be terminated by BAMA, without penalty at any time, upon sixty days prior written notice, to BIIL and the Trust.

16.	Indemnification.

(a) In any action in which BIIL or the Fund or any of its or their controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, BAMA agrees to indemnify and hold harmless the foregoing persons against any loss, claim, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings pursuant to this Sub-Sub-Advisory Agreement or to the advisory services for the account of the Fund provided by BAMA, provided that the loss, claim, damage, liability, cost or expense did not relate to, was not based upon, or did not arise out of an act or omission of BIIL or the Fund or any of its or their officers, directors, employees, affiliates or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(b) In any action in which BAMA or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, BIIL agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Sub-Advisory Agreement, the advisory services for the account of the Fund provided by BAMA, the operation of the Fund, the contents of the Disclosure Documents, or the wrongful conduct of persons with respect to the sale of interests in the Fund, provided that the loss, claim, damage, liability, cost or expense did not relate to, or was not based upon, or did not arise out of an act or omission of BAMA, its shareholders, or any of its partners, officers, directors, employees, agents or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(c) Promptly after receipt by an indemnified party under this Section 16 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 16, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 16 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel specially approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 16 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 16. Notwithstanding any other provisions of this Section 16, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel, with the choice of counsel subject to the consent of the indemnifying party (which consent shall not be withheld unreasonably), in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

17.	Disclaimer of Shareholder Liability.

BIIL and BAMA understand that the obligations of the Trust under this Sub-Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. BIIL and BAMA represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

18.	Notice.

Any notice under this Sub-Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to BAMA:	1901 Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Legal and Compliance Department

If to BIIL:	155 Bishopsgate
London, EC2M 3XY
United Kingdom
Attention: Legal Department

With a copy to:

If to either BIIL or BAMA, copies to:

MML Series Investment Fund II
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Assistant Clerk

19.	No Assignment.

No assignment (within the meaning of the Act) of this Sub-Sub-Advisory Agreement may be made without the express written consent of all parties hereto.

20.	Amendments to this Sub-Sub-Advisory Agreement.

This Sub-Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

21.	Governing Law.

This Sub-Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

22.	Survival.

The provisions of this Sub-Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Sub-Advisory Agreement with respect to any matter arising while this Sub-Sub-Advisory Agreement was in effect.

23.	Successors.

This Sub-Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

24.	Entire Agreement.

This Sub-Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

25.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

26.	Severability.

If any one or more provisions in this Sub-Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Sub-Sub-Advisory Agreement, but this Sub-Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision.

27.	Counterparts.

This Sub-Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Fund, BIIL and BAMA have caused this Sub-Sub-Advisory Agreement to be executed as of the day and year first above written.

BARING ASSET MANAGEMENT (ASIA) LIMITED

By:	/s/ Kevin Chan
Name:	Kevin Chan
Title:	Director

BARING INTERNATIONAL INVESTMENT LIMITED

By:	/s/ George Harvey
Name:	George Harvey
Title:	Director

Accepted and Agreed to by:

MML SERIES INVESTMENT FUND II

on behalf of MML China Fund

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

Appendix A

BAMA shall provide to BIIL the following:

1.	Quarterly Portfolio Data Sheets (BAMA will attempt to make available on the 10th business day after the end of every quarter but no later than 15 business days after the end of every quarter): The data sheets should include the following information:

a. Portfolio Characteristics for the Fund such as asset and market cap distribution, compared to standard and/or best-fit market index

b. Portfolio Sector Weights for the Fund, standard and/or best fit market index.

c. Top 5 contributors and detractors by performance based on relative contribution to the portfolio versus the best-fit index

d. Purchases (New) and Sales (Eliminated) during the quarter.

e. Performance of the Fund

f. BAMA’s strategy composite information

g. Hiring and departure information related to strategy and/or firm investment personnel – i.e. analysts, portfolio managers, executives

2.	Portfolio Manager Commentary (BAMA will attempt to make available on the 10th business day after the end of every quarter but no later than 15 business days after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager: list three factors that were the major influences on performance – both positive and negative

b.	Performance attribution:
•	The industry and country weightings that had the largest contribution to performance during the most recent quarter.

•	The industry and country weightings that had the largest detraction from performance during the most recent quarter.

•	The five holdings that contributed the most to performance during the most recent quarter.

•	The five holdings that detracted the most from performance during the most recent quarter.

c.	The manager’s market outlook.

d.	How he/she has positioned the Fund for the near term.

3.	Portfolio attribution analysis of the Fund: Performance attribution should demonstrate the impact of portfolio management decisions including Asset Allocation Effects and Security Selection Effects.

4.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Fund, the reasons for that performance, and to gain valuable insights into the Fund provided by the manager

5.	Annual On-Site Meeting - As part of MassMutual’s due diligence process, members of MassMutual’s Investment Group arrange an “on site” meeting with each of the managers in the MassMutual Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information

6.	Quarterly MassMutual Compliance Certification and Checklist completed template.